PURCHASE AND SALE AGREEMENT BY AND BETWEEN

CANTECK PHARMA, INC.

AS SELLER

AND

REVE TECHNOLOGIES, INC.

AS BUYER

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 19th day of April 2016, by and between, CANTECK PHARMA, INC. A Delaware Corporation, whose address is 120 W Pomona Ave., Monrovia, CA 91016.  (the“Seller”, “CKPH” or the  “Company”), and REVE TECHNOLOGIES, INC. (“BSSP”), a Nevada corporation, whose address is 300 S EL Camino Real, Suite 206, San Clemente, CA 92672 (“Buyer”).

Buyer and Seller may sometimes be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms and conditions set forth in this Agreement, Sellers One Hundred Percent (100%) ownership Interest in CanTeck Pharma Mexican Operations. (“CPMO”) and Exclusive Sub Licensing Agreement for Irreversible Pepsin Fraction (“IPF”) specific to the Cancer indication only for the country of Mexico (the “License”);

NOW, THEREFORE, for good and valuable consideration, the mutual benefits to be derived by each party hereunder and the mutual covenants herein contained, Seller and Purchaser agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller, Seller’s One Hundred Percent (100%) ownership Interest in CanTeck Pharma Mexican Operations. (“CPMO”) and Exclusive Sub Licensing Agreement for Irreversible Pepsin Fraction (“IPF”) specific to the CANCER indication only for Mexico (the “License”) (collectively the “Assets”) (see http://www.nationsonline.org/oneworld/map/mexico-administrative-map.htm).

1.2 Appraisal/Valuation: A auditable master appraisal/valuation consistent with GAAP and FASB and all other regulatory guide lines and requirements shall be furnished to Buyer to assist determining the license valuation for the Country of Mexico and attached on “Annex 1” hereto.

1.3	Excluded Assets. Specifically excepted and reserved from this transaction are the following, hereinafter referred to as “Excluded Assets”:

(A)
The Company’s rights and interest to the exclusive license agreement with the Zhabilov Trust for the IPF treatment and its application to Cancer for all other regions of the World excluding the Mexican territory covered in the License for the treatment of Cancer.

(B)	All other assets of the Company not expressly included in the Acquired Assets.

1.4 Assumed Liabilities. On the Closing Date Buyer shall assume liabilities listed and attached on “Annex 2” hereto of the Licensing fee due by the Company to the Zhabilov Trust and Six Hundred Thousand US Dollars ($600,000.00) of Liabilities incurred by the Company.

1.5 Acknowledgements. Both parties acknowledge that REVE has to bring the public fillings current as well as certain accounts associated with publically traded companies (See Annex 3) which will entail expenditures by REVE of between an estimated $35,000 and $45,000 US Dollars. The Seller has no responsibility for these cost or any other accrued liabilities. The expenditures will be paid from funds raised by REVE after the Transaction.

2.	Purchase Price

2.1
Purchase Price. The purchase price for the Assets shall be Sixty percent (60%) of the common shares issued and outstanding on Reve Technologies, Inc. (the “Purchase Shares”) issued to the Seller issued at closing and the sale of Six Hundred Sixty Seven Thousand (667,000) issued and outstanding Series B Preferred Shares currently beneficially owned or held by Dennis Alexander and Joanne Sylvanus in exchange for an designated amount of the Purchase Shares listed and set fourth in Section 5. G. of this Agreement. The Purchase Shares issued to the Seller will be designated as non-dilutable. The Series B Preferred Shares sold to the Seller shall be amended to be non-dilutable.

3.	CLOSING.

3.1
Closing. Subject to any termination pursuant to Section 8, the sale and purchase of the Assets (“Closing”) shall take place at Seller’s place of business at 120 W Pomona Ave, Monrovia, CA 91016 on or before April 28, 2016, (“Closing Date”), or at such other place and time to which the Parties may mutually agree.

3.2	Delivery by Seller. At Closing, Seller shall deliver to Buyer:

(A)
An Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit 1, effecting the sale, transfer, conveyance and assignment of the One Hundred Percent ownership interest in CPMO and

(B)	The Exclusive Sub Licensing Agreement for Irreversible Pepsin Fraction (“IPF”) specific to the Cancer indication

3.3	Delivery by Buyer. At Closing, Buyer shall deliver to Seller

(A)
Two Billion Two Hundred Twenty Million Eight Hundred Sixty Three Thousand Four Hundred and Four (2,220,863,404) (the “Purchase Shares”) of REVE TECHNOLOGIES, INC.(“BSSP”) restricted common shares. The Purchase Shares are to carry a non-dilutable designation.

3.4
Further Cooperation.At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER.

4.1	Seller’s Representations and Warranties. Subject to the disclosures set forth inthe Exhibits referred to in this Section 7, Seller represents and warrants as to theAssets as follows:

(A)	Status. CANTECK PHARMA, INC. (“CKPH”) is a duly organized Delaware Corporation, validly existing and in good standing under the laws of the State of Delaware.

(B)
Authority. Seller owns 100% interest free and clear of any lien or encumbrance in the Assets being sold to Buyer and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

(C)
Validity of Obligations. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(D) Litigation.  There is no suit or action pending, or to the knowledge of Sellerthreatened, arising out of, or with respect to the ownership of the Assets.

(E) Broker’s Fees.   Seller has incurred no obligation or liability, contingent orotherwise, for brokers’ or finders’ fees in respect of the matters provided for inthis Agreement, and, if any such obligation or liability exists, it shall remain anobligation of Seller, and Buyer shall have no responsibility therefore.

(F) Public Filings. Seller will assist in bringing current all public filings in order to maintain a fully reporting Status within sixty (60) days of Closing and will file all necessary financial and supplemental information reports.

(G) Sales, Use, Excise, Transfer, Value added and Similar Taxes. Seller will be responsible for any such taxes imposed by any governmental agency in any jurisdiction in connection with the sale of the Acquired Assets.

(H) Registration. Seller will within 365 days of closing begin the process of filing an S- 1 registration for the Purchase Shares with the cooperation of the Buyer. Buyer may designate additional issued common shares of BSSP to be included in the registration.

(I) Acknowledgements. Seller shall procure acknowledgments by The Zhabilov Trust of the Exclusive Sub Licensing agreement and assumption of the Licensing fee and acknowledgement by CPMO of the sale of the ownership interest and assumption of the liabilities.

(J) Consents. Seller shall exercise commercially reasonable efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest good and marketable title to the Assets in Buyer

5.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer’s Representations and Warranties. Buyer represents and warrants as follows:

(A)	Status of Formation. Buyer is a corporation, duly formed, validly existing and in good standing under the laws of the State of Nevada.

(B)	Authority. Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)
Validity of Obligations.                                          The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

(D)
Opinion Letter of Counsel. Buyer will furnish Opinion Letter of Counsel, if necessary, for the filing of any Reports necessary to bring the Market Status to Fully Reporting. Seller will assist in procuring the opinion letter if requested by Buyer.

(E)
Board of Directors and Officers. The Board of Directors of the Company which at closing shall consist of Dennis Alexander and Joanne Sylvanus and the Board shall appoint Valentine Dimitrov, Diana Zhabilov and Harry Zhabilov to the Board of Directors for an initial six month term and appoint Diana Zhabilov Chairman and appoint Harry Zhabilov as Chief Science Officer and Treasurer of the Company. By a majority of the Board vote after close a fifth Director will be appointed for a three year term. Dennis Alexander and Joanne M. Sylvanus agree to remain as directors and officers of the Company in their current capacity.

(F)	Name Change of Buyer. A name change shall be effected within 60 days of closing.

(G)
Sale of Series B Preferred Shares by Dennis Alexander. At Closing Dennis Alexander and Joanne M. Sylvanus the owners of Five Hundred Thousand (500,000) shares each of the Series B Preferred Shares representing all the authorized shares of this class of Preferred shall cause their ownership in 667,000 these shares to be sold to Canteck Pharma, Inc. in exchange for One Hundred Seventy Two Million Thirty Nine Thousand Three Hundred and Three (172,039,303) of the Purchase shares to both Dennis Alexander and Joanne M. Sylvanus. All Purchase shares shall retain their non-duilutable designation in this initial transaction.

(H)
Broker Fee. Buyer has incurred no obligation or liability, contingent or otherwise for brokers’ or finders’ fees in respect of matters provided in this agreement and if such obligation or liability exists, it shall remain an obligation of Buyer and Seller shall have no responsibility thereof.

             6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

6.1   No Litigation. At the Closing, no suit, action or other proceeding shall be threatened or pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

6.2     Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material aspects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all    covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller  at or prior to the Closing.

            7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Sellers’ election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

7.1  No Litigation. At the Closing, no suit, action or other proceeding shall be threatened or pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

7.2 Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true in all material aspects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

    8. TERMINATION AND UNWIND PROVISION.

8.1 Causes of Termination. This Agreement and the transactions contemplated here may be terminated:

A.	At any time by mutual consent of the Parties.

B.
By either Party if the Closing shall not have occurred by May 2, 2016, despite the good faith reasonable efforts of the Parties, and if the Party desiring to terminate is not in breach of this Agreement; provided, however, such May 2, 2016 date shall not apply to any Asset for which Closing has been deferred pursuant to this Agreement.

C.	By Buyer if, on the Closing Date, any of the conditions set forth in Section 6 hereof shall not have been satisfied or waived.

D.	By Seller if, on the Closing Date, any of the conditions set forth in Section 7 hereof shall not have been satisfied or waived.

    9.  INDEMNIFICATION.

9.1   INDEMNIFICATION BY SELLER.   UPON CLOSING, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS PARENT AND SUBSIDIARY COMPANIES, AND EACH OF THEIR RESPECTIVE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

A. MISREPRESENTATIONS. ALL CLAIMS,DEMANDS,LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

B.  BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

                     C.   Notwithstanding the above, the following limitations shall apply to     Seller’s indemnification obligations:

(i)  Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within a period of six (6) months after Closing (the “Survival Period”). Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability.

(ii) The indemnification obligations of Seller pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages;

(iii) Buyer acknowledges and agrees that the indemnification provisions in this Section 9 and the termination rights and specific performance obligations in Section 8 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement.

          9.2 INDEMNIFICATION BY BUYER UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER’S GROUP FROM AND AGAINST THE FOLLOWING:

A. MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

B. BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

   9.3 Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Section 9. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Section 9, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Section 9, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

10.  MISCELLANEOUS

10.1 Confidentiality.

            (A) Prior to Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller.

            (B) In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

             (C) The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

10.2 Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLER:

CANTECK PHARMA, INC.
120 W Pomona Ave.
Monrovia, CA 91016
Attn: Diana Zhabilov
Tel: (626) 429-4948
Fax(626) 703-4172

BUYER:
REVE TECHNOLOGIES, INC.
300 S El Camino Real Suite 206
San Clemente CA 92672
Attn: Dennis Alexander
Tel: (480) 948-6581
Fax: (623) 321-1914

or at such other address as any of the above shall specify by like notice to the other.

10.3  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior review and prior written approval of the other Party (which approval will not be unreasonably withheld); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

10.4 Compliance with Express Negligence Test.
THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

10.5 Governing Law.  This Agreement is governed by and must be construed according to the laws of the State of NEVADA, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. Any dispute under this Agreement (other than disputes regarding Title Defects and Environmental Defects) shall be submitted to the jurisdiction of the courts of the State of Nevada and venue shall be in the civil district courts of Clark County, Nevada.

10.6 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement. The Schedules are to be delivered at the Closing Date unless mutually agreed by the Parties in writing at the Closing Date.

10.7 Fees, Expenses, Taxes and Recording. Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

10.8 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

10.9 Entire Agreement.
This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

10.10 Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

10.11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.12 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

10.13 Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential or punitive damages with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof.

10.14 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by both parties. Any party hereto may, only by an instrument in writing, waive compliance by another party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Executed as of the day and year first above written.

                                                                               SELLER
                                                                              CANTECK PHARMA, INC.

_____________________________
By: Diana Zhabilov
Its: President

BUYER:
REVE TECHNOLOGIES, INC.

                                                                                _______________________________
By: Dennis Alexander
                                                                                Its: CEO

[CONSENT ON FOLLOWING PAGE]
UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

Approved by the Board of Directors via unanimous consent, and acting pursuant to Sections 78.315 and 78.375 of the Nevada Revised Statues, further waiving herewith all notice of time, place and purposes of a meeting of the Board of Directors of the Corporation, hereby have given consent herewith, agree and confirmed to the adoption of the hereinabove listed Purchase and Sale Agreement and terms therein between Reve Technologies, Inc. (“Buyer”) and Canteck Pharma, Inc. (“Seller”), and further confirmed by the Secretary of Reve Technologies, Inc., to be effective the 7th day of April, 2015.

By: Jonne M. Sylvanus
Its: Director and Majority Shareholder
CFO, Secretary

By: Dennis R Alexander
Its: Director and Majority Shareholder
CEO

“EXHIBIT 1”

SECTION 3.2

(A)	Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit 1, effecting the sale, transfer, conveyance and assignment of the One Hundred Percent ownership interest in CPMO and
(B)	The Exclusive Sub Licensing Agreement for Irreversible Pepsin Fraction (“IPF”) specific to the Cancer indication

[ATTACHED ON FOLLOWING PAGES WHEN COMPLETED]

“ANNEX 1”

APPRAISAL/VALUATION FOR LICENSE

To Determine

Sub License Purchased For

Entire Country of Mexico

“ANNEX 2”

Liabilities of the Company

License Fee due to Zhabilov Family Trust      $500,000.00

Accounting, Merger and Acquisition Cost due to UncommonCent      $100,000.00

Total     $600,000.00

“ANNEX 3”

Estimated Cost to Bring Filings Current

Transfer Agent $ 1,500.00
Accounting $ 7,500.00
Edgar and XBRL Cost for December and March $ 2,500.00
Past Due Accounting Invoices $14,120.00
Past Due Legal and compliance fees $16,078.00

Total Estimated Cost $41,698.00